Exhibit 99.2

Tom Lee’s BitMine Chairman’s Message (Keynote from Token2049 Singapore)

We’ve been writing about crypto for about nine years now, and at that time Bitcoin was originally $963 and as of September 26th, as you can see, Bitcoin has been the OG asset class returning over a 100 x since then. It’s had twice the return of Nvidia, which has been a 65 x and has dramatically outperformed gold, which has roughly tripled in that same nine year period.

And as an aside, Ethereum has outperformed even Bitcoin delivering a 500 x in that period of time. Okay, so let me level set the reason I think 2025 is the biggest macro shift since. The gold standard, I’ve got to take you back to 1971. And in 1971, the dollar went fully synthetic. That was the year that Nixon ended the convertibility of dollars into gold.

Now think about that for a moment. In 1971, the dollar no longer represented anything except another dollar or a promise to repay and when we think about that, most people said, well, gold was the trade in 1971. That’s true, but it wasn’t really the big opportunity in 1971, the financial system had to suddenly think of ways to make sure that dollar remained dominant, because if the dollar wasn’t convertible into gold, another currency could be dominant.

And so what Wall Street did was they created a huge market for the dollar. Money market funds, futures, debit cards, mortgage backed securities, currency swaps, interest rate swaps, index futures, zero coupons, CDOs, et cetera. That was the innovation that followed 1971, and in fact, seven of the top 30 largest companies in the world now are financial institutions.

Okay, well,another thing is happening today, which is that Wall Street and AI are building on the blockchain. And in the US the groundwork was laid with a Genius Act, which set the stage for a stable coin boom. Then the SEC launched Project Crypto, which is moving Wall Street onto the blockchain. And there, of course, are two other pieces of legislation underway in Washington.

One is the Clarity Act and the other is the Bitcoin strategic reserve bill.

And what that means is that we now have a new moment in 2025, which is we now have more things becoming synthetic. And so that’s why Bitcoin, of course, remains the OG in our view. Because you now have a digital store of value. But I think you want to think about the other side of that ledger. What is Wall Street going to do?

And in our view. Wall Street is going to play a, a very significant role in creating a market for digital assets and in and in our view, the biggest winner here is Ethereum. So let’s think about what it means for Bitcoin’s upside. If gold today is at 4,000 per ounce, and maybe it’ll get to 5,000 per ounce.

Well, we want to think about what Bitcoin’s gold to Bitcoin to gold ratio is. You know, what percentage of Bitcoin’s network value should mirror that of gold? And if it’s only at 10%, then you get $140,000 value for Bitcoin. I think that number is too low. I think it’s going to basically match gold’s value or even exceed it.

And that’s how you get to the 1.4 to $2.2 million of value per Bitcoin. So, we’re still quite bullish on Bitcoin here at around 110,000. But let’s think about this other story arc that’s going to develop, which is Wall Street is going to innovate on the blockchain over the next 10 to 15 years. Okay? And part of this story arc is, and we’ve already seen it, is that we’re talking about stable coins, which is tokenized dollars.

So that’s almost like the 1971 moment, but we’re talking about tokenized equities, tokenizing credit, real estate reputation, and eventually intellectual property. All things that are measured in the economy today, and I think there’s going to be invisible measures that get monetized on the blockchain: data collection, royalty payments, loyalty programs, agentic, ai, and even important things like proof of human.

So a lot will happen on crypto. And we already know Ethereum has experienced this ChatGPT moment because of stable coins. Here’s just a list of different companies and entities that are building stablecoin projects, and you might wonder why does the US government care about stable coins? Well, it’s the same reason the US cared about the synthetic dollar staying strong today.

The US dollar is 27% of GDP, but it’s 57% of Central bank reserves. That 57% shows you that Wall Street’s efforts to make the dollar the standard of transactions after 1971 was effective. It’s 88% of financial market trades. Okay? But it’s basically a hundred percent of stable coin denomination. So by moving to a synthetic dollar tokenized on a blockchain, the dollar could become even more dominant and collectively stable.

Stablecoins are the 12th largest holder of treasuries in the world. By the way, that’s at about 280 billion of stablecoin outstanding treasuries. Secretary Bestin thinks it could be a $4 trillion market, but it once stablecoins own more than 1 trillion of treasuries. They will become the single largest holder of treasuries in the world.

It’s not that far away. And equally important, when companies build on the blockchain, they do essentially re-architect their business. They’re able to actually become more efficient. And I think there’s a lot of reasons for this. And by the way, as a side note. Many of you wonder how does AI fit into this idea of building on the blockchain?

A 16 Z had a nice white paper. There’s 11 sort of use cases for what you want to build on the blockchain around ai. I’m just going to highlight a few things like number three, forward compatible proof of personhood. You know, that’s like a project like Worldcoin. Number six, keeping AI vibe, coding apps in sync.

I think an example of this is a device I’m wearing, which is you critter, and this is measuring the CO2, wherever you are. The ideal number is 420, and it’s currently at 980. So there’s a lot of rebreathing of air in this room, and they actually say you shouldn’t make any important decisions when the CO2 is above 600.

Okay but you might, and we get asked all the time, what is the benefit of Wall Street building on the blockchain? They’ll say that banks work fine. I don’t see how JP Morgan can become more profitable. Well, actually, companies that are natively built on the blockchain are inherently more profitable.

For instance, Tether is raising capital at a $500 billion valuation. Look at the list of the 12 largest banks in the world. Tether is the second largest. I mean, think about that. Tether is 50% bigger than Bank of America, and Bank of America is a giant. It’s twice the size of Citi Group. Twice the size of Morgan Stanley.

It’s even bigger than Goldman Sachs. Okay? But here’s what’s interesting. If you look at the number of employees at Tether. Okay. JP Morgan is a $869 billion market cap company with 317,000 employees. That’s a market value of $2.8 million per employee. Tether has 150 employees. That’s less than JP Morgan’s analyst class.

You know, it’s probably like the June analyst class, and so that means Tether has a market value of $3.3 billion per employee. I think that’s what you have to realize. Tether, which is a native blockchain company using public chains, has a value nearly the size of JP Morgan and with only 150 employees.

So as exhibit A, in my opinion. Clearly building companies and rebuilding Wall Street in the blockchain is very profitable. Okay, so now I want to sort of fork this into the idea of why this benefits Ethereum and even how you think about Digital Asset Treasuries. So as I said, this 1971 moment is happening to Ethereum in 2025.

And why is that? Well, all these firms on Wall Street. Need to be building something on a blockchain and they want to build it on a neutral public chain. And as you can see, there are many companies choosing to do this on Ethereum. In fact, if you look at something like value locked on public chains, Ethereum is the chain of choice. So they have 68% of all total value locked. And of course, TVL has acted as the floor for Ethereum in the last few cycles.

Even Swift, as you know, a few days ago, announced that they’re going to run some experiments with on chain migration using a layer two on Ethereum. So again, Swift is a company that is showing that they want to use a public chain. Not a corporate chain.

And, on AI, there’s a lot of talk about Ethereum as the place where you’re going to be building AI products. Okay, so what does this all mean? Well, here’s Ethereum’s price history since 2018. It made its high in 2021. Okay? And then you can see this huge, massive consolidation over the last four years. And we’re beginning to break out of this range.

I would look at the prior period of consolidation. Ethereum was consolidating from 2018 to 2020, and then the token went from $90 to 4,866 or more than a 50 x return. The low for this cycle was 13 point 85. So where will Ethereum go? I mean, one, I have some thoughts I’ll share. But again, if you look at this chart, it’s not bearish.

Okay? This is a bullish chart and another chart to think about is Ethereum’s price ratio to Bitcoin. It’s currently at 0.036. The average has been 0.047, and the high in 2021 was 0.087. I think that these numbers matter because to me, Ethereum is having its 2025 moment. Like 1971, I think its price ratio should at least recover to its prior high of 0.087.

So what does that mean? Well, if you look at Bitcoin’s price and we think it’ll be at least 250,000 by the end of this year. Okay. That’s the rows, so it’s the second to last row. If Ethereum price ratio gets to its eight year average of 0.0479. That implies 12,000 per Ethereum token. If it gets to its 2021 high, which I think is justifiable given how much is happening fundamentally on Ethereum, that’s $22,000 per Eth.

Okay. But I don’t think that’s the ceiling. Sorry, another waypoint is that Ethereum becomes the payment rails of the future, and so its network value matches Bitcoin, well, that would be $62,000 per Eth token. So with Eth at 4,100, as you can see, each of these three values represents tremendous upside.

Okay, so let me get to this last point about if you’re interested in Ethereum, why would you consider owning a digital asset treasury company? Now we post this on our website at BitMine every month called the Chairman’s Message. But I’m going to run through this quick because I want to cover this in a few minutes to try to have q and a.

But an ETH treasury goal is to increase your Ethereum holding per share because they can issue stock at a premium, buy more ETH. Okay? And the case study to watch is MicroStrategy who once went from 13 to $335 per share. The way MicroStrategy did this was issuing shares to buy more Bitcoin and in the five years since MicroStrategy started the strategy, Bitcoin was a 10 x 11,000 to 108,000.

But MicroStrategy stock went up by 25 times, meaning they outperformed Bitcoin by using their treasury strategy and BitMine is following the playbook. BitMine is the second largest crypto treasury in the world. Raising capital at a pace faster than MicroStrategy. But one of the keys, of course, is BitMine and there’s a lot of treasury stocks out there is one of the most liquid names.

It is ranked number 26 in the US stock market today and trading $2.6 billion a day. BitMine trades more per day than Visa and Open Door, and it trades almost as much as Marvell Technologies or ION Q on a daily basis. Now that’s been an advantage because you can see when you look at the 200 treasuries out there BitMine and MicroStrategy represent 84% of all the trading volume.

So that’s where the institutional flows are going be going in terms of companies holding the stock. And that’s allowed BitMine to grow its treasury holdings rapidly. You can see that in the roughly nine weeks since the company started. The Ethereum held per share has increased by nine times, so that velocity means we’ve vastly outperformed Ethereum.

So if you’re looking to be bullish on Ethereum, an Ethereum treasury stock can deliver you more Ethereum every day, but that’s not where it ends. Ethereum treasury companies, I believe, are crypto infrastructure businesses because Ethereum’s a proof of stake. Companies will stake their Ethereum in exchange for providing network security and that generates a yield.

And we believe over time, anybody who tokenizes on Ethereum is going to ultimately stake ETH for the same security reason. And that’s the strategy of BitMine, that we’re going to be a community participant in really making sure the Ethereum Foundation and Ethereum developers are successful on Defi. And the company will make moonshot investments to seed these crossover Wall Street to crypto entities.

One of the first investments was BitMine’s investment into Eightco, which is Orbs and the World Coin Project. So, that’s it in a nutshell. Thank you everybody.

Forward Looking Statements

This transcript contains statements that constitute “forward-looking statements.” The statements in this transcript that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including BitMine’s ability to keep pace with new technology and changing market needs; BitMine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of BitMine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About BitMine

BitMine is a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin Mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

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